Exhibit 99.1


                                        Contact:  Lori McGahren-Clemens,
                                                  Ogilvy Public Relations
                                                  1-212-880-5346

                                                  Thomas Handel
                                                  Meridian Medical
                                                  1-410-309-6830



IMMEDIATE RELEASE



                 MERIDIAN ANNOUNCES NATIONWIDE VOLUNTARY CLASS I
              RECALL OF EPIPEN(R) AND EPIPEN(R) JR. AUTO-INJECTORS

        COLUMBIA, MD, May 08, 1998 -- Meridian Medical Technologies, Inc. (NASDAQ:MTEC) today announced that it is conducting a voluntary Class I recall of 47 lots of EpiPen(R) and EpiPen(R) Jr. auto-injectors distributed in the U.S., Germany, Israel, Denmark, Canada, Turkey, Australia, Greece and South Africa. Meridian is recalling these products because some of these may not provide effective doses of medication to treat acute allergic emergencies (anaphylaxis). Patients who have product with the involved lot numbers should return them to their place of purchase for a free replacement. If a replacement is not available, patients should contact their healthcare provider. For further information, patients may call 1-800-240-5788.

        The affected product was distributed in the U.S. by Dey Laboratories between July 1997 and April 1998 and is identified on the packaging as being manufactured for Center Laboratories or Dey Laboratories by Survival Technology, Inc. or Meridian Medical Technologies. The EpiPen and EpiPen Jr. lot numbers are imprinted on both the end of the outside of the carton and on the auto-injector label (in the clear area).


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                                    Page Two

Lot numbers involved are: 7SX208, 7SX209, 7SX216, 7SX217, 7SX194 7RX204, 7RX223 7SR247, 7SR265, 7SR286, 7SR292, 7SR293, 7SR317, 7SR318, 7SR321, 7SR342, 7SR355,
7SR356, 7SR358, 7SR370, 7SR371, 7SR378 7JR242, 7JR243, 7JR289, 7JR290, 7JR323,
7JR361, 7JR362, 7JR374, 7JR375, 8SR004, 8SS077, 8SS078, 7C6214, 7C6279, 7C8277,
7C8381, 7F7221, 7F7262, 7F7380, 7C5238, 7C5376, 7F8391, 7F8220, 7F8263, 7CA382
All other lot numbers are safe to use.

        "We have identified and addressed the cause of the problem. We are confident it is isolated to these lots. The problem arose in the process of advancing our automated production capabilities. Thus, we have returned to our original and unaffected production method", stated James H. Miller, chairman, president and chief executive officer of Meridian. "While no patient has been affected, our ultimate responsibility is to protect those patients who depend on the life-saving capability of the EpiPen auto-injector. That is our number one priority, as it has been in the over 17 years that we have been manufacturing EpiPen and EpiPen Jr. products."

        Meridian has manufactured approximately 150 million auto-injectors in the history of the company and has produced EpiPen and EpiPen Jr. for more than 17 years. Meridian Medical Technologies is a worldwide leader in the development of auto-injector drug delivery systems. The company also develops and manufactures emerging products for the cardiopulmonary care market. Meridian Medical Technologies provides technology solutions for medicine in early intervention home healthcare and emergency medical technologies. Additional Company information is available on the World Wide Web at www.meridianmeds.com.


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